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Juniper Networks, Inc.

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Dear Stockholder,
     This past year certainly presented many challenges due to the macro-economic climate. Juniper Networks not only responded to those challenges with a solid focus on our operational performance through the downturn but also with a strong thought leadership vision for this next decade.
     We navigated this challenging economic climate by adhering to a core set of operating principles led by a commitment to our innovation roadmap and investment in customer support, balanced with strict expense management throughout the organization. The results show good execution in the face of one of the worst economic downturns in recent memory:
•	Performance that improved with each successive quarter, leading to full-year revenue of $3.3 billion, non-GAAP net income of $0.92 per diluted share, cash flow from operations of $796 million, and a year-end cash and investments balance of $2.6 billion with no debt.

•	Market share gains in key product areas, including security, switching, and mobility. The first two expand our role with Enterprise customers, while the third is a key growth area for our Service Providers customers.

•	Delivery of our innovation roadmap, including the introduction of the MX 3D scalable edge router powered by the Trio chipset, as well as significant progress in our data center and mobility initiatives.
     The year also brought to a close a successful decade of growth and expansion for our company—a decade in which we solidified our position as a worldwide market and technology leader in networking. These gains provide the foundation for the next decade, which promises to be a period of tremendous opportunity for Juniper, and which we have explicitly indentified as the decade of the New Network.
     We have done this because we believe this coming decade will transform the networking industry, and as a result it will also transform the industries associated with the creation, processing, storage, and consumption of digital information.
     The fact is that the ability to deliver digital information quickly and reliably from its point of origin to its point of impact anywhere in the world, at any time, has virtually unlimited potential and the network is at the very heart of this proposition. A large part of the growth of the networking industry over the last two decades can be traced directly to the recognition of the value of this potential.
     Unfortunately, a significant portion of the networking industry is held back from achieving this potential because of a legacy practice of building single-purpose, closed systems that are specialized to a particular application. This vertical approach worked well when the world was relatively static: the number of applications was small and growth in network usage was modest. But it breaks down completely in the current environment where there are an unbounded number of applications and there is exponential growth in network use. The legacy approach to networking results in high complexity, inefficient utilization, and inability to adapt to new applications or to innovate rapidly. This is impacting the future of the internet because it drives a level of capital and operational expenditures that are unsustainable compared to the revenues derived under current business models. This legacy approach is not economically sustainable for our customers and a new approach is required.
     In sharp contrast to the legacy approach, our approach to the New Network uses a horizontal, open platform approach that is grounded on three fundamental principles:
•	Make the infrastructure as general purpose as possible given the constraint of low cost. This allows capital expenditure to be minimized by amortizing over all applications and all users.

•	Automate anything that can be automated by centralizing, simplifying, and consolidating. This allows operational expenditure to be minimized.

•	Provide a modern, open software ecosystem so that a large community of developers can contribute towards developing applications at multiple levels. This maximizes the rate of innovation.
     These three principles are supported by Juniper’s ability to design and build infrastructure at scale. Our horizontal, platform based architecture consists of three layers: silicon, systems, and software. The silicon layer provides the right mix of low cost, high performance, and functional capability. The systems layer provides the right packaging. The software layer provides the bulk of the functionality and flexibility.
     A key differentiator in our approach is the use of our open Junos® software and a broad ecosystem of partners who are innovating on, and around, Junos. Junos software in the network, across the network and on the client device is opening up new experiences and transforming the economics of networking.
     This is the decade of the New Network and Juniper is leading the way. We are enthusiastic about our future and we expect 2010 to be a year of growth. We are committed to translate this growth opportunity into shareholder value and we thank you for your continued support of Juniper.

/s/ Kevin Johnson	/s/ Scott Kriens	/s/ Pradeep Sindhu
Chief Executive Officer	Chairman of the Board	Chief Technical Officer, Vice Chairman

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